CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127400 of New York Mortgage Trust, Inc. on Form S-3/A and Registration Statements No. 333-117524 and No. 333-117228 of New York Mortgage Trust, Inc. on Form S-8 of our reports dated March 15, 2006, relating to the consolidated financial statements of New York Mortgage Trust, Inc. and to management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of New York Mortgage Trust, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New York, New York March 15, 2006